Exhibit 10.23

F.A.O. KALEYRA SPA
	VIA TEODOSIO	65 20131 MILAN
MI
Branch of CORPORATE DIVISION MILAN GAE AULENTI
Loan n. 8310212
MILAN 02/08/2019

Variable interest rate unsecured loan

In relation to the request, we confirm we are willing to grant you a loan (hereinafter “Loan”) with a value of Euro 2,500,000.00 (Euro two million five-hundred thousand only), at the terms and conditions set forth in this contract (hereinafter the “Contract”) and the summary document (hereinafter the “Summary Document”), which represents the title page and is an integral part of the contract itself.

The Summary Document contains the economic conditions relating to the Contract.

SUMMARY DOCUMENT

Annual Percentage Rate (APR)	4.04%
Amount:	Euro 2,500,000.00
TERM:	36 Months

INTEREST RATES
Annual nominal interest rate	3.52500%
Value of the Benchmark Index at the time of signing	0.37500%
Increase on benchmark index	3.90000 points
Interest rate valid until	30/11/2019

Interest rate and benchmark index: The interest rate is equal to the Euribor360 quotation (calculation act/360) - hereinafter and in the contract referred to as “Euribor” - at 3 months, which is normally published in “Il Sole 24 Ore” and other sources of financial information such as Reuters and Bloomberg. In terms of the initial measure, this is taken as the value date of the signing date and subsequently as the value date of thee first working day in each elapsed quarter, increased by the agreed spread.

The interest rate will be calculated as the sum of the benchmark index as calculated above and the agreed increase (spread).

If this calculation produces a negative result, the interest rate applied for the period will be 0 (zero).

(*) Euribor is the acronym of the Euro Interbank Offered Rate and is a benchmark index calculated daily - under the supervision of the Euribor Panel Steering Committee - by EMMI - European Money Markets Institute (or another party that will be appointed as a replacement of the latter). EMMI is based in Belgium and is the administrator of the “Euribor” benchmark index.

For a better description of the Euribor or other information relating to said index, you can consult the website of EMMI - European Money Markets Institute (www.emmi-benchmarks.eu)

Late-payment interest:	2.00000 percent above the applicable rate

EXPENSES FOR CONTRACT EXECUTION
Underwriting:	Euro 20,000.00

EXPENSES FOR CONTRACT ADMINISTRATION
Expenses for sending of notification of expiry/receipt of instalment in a printed form, notice not required for loans with automatic charging on account Expenses for producing and sending every interest certification in a printed form
Euro 2.00
Euro 5.00
Expenses for sending of periodic statement/Periodic summary document sent to borrowers and guarantors in a printed form Reimbursement for a reminder for unpaid instalments
Euro 0.60
Euro 5.00
Expenses for declaration on balance	Euro 20.00
Expenses for sending warning	Euro 15.00
Certification of payment / declaration of interest paid	Euro 15.00
Fee for declaring existence of credit/debt Fee for early repayment	Euro 120.00
2.00%
(on the value of the capital that was repaid early, also due in the event of termination)

UniCredit SpA - Company Headquarters and General Management Offices Piazza Gae Aulenti, 3 - Tower A - 20154 Milan Registration with the Companies of Register of Milan-Monza-Brianza-Lodi, Tax Code and VAT Number n. 00348170101 Share Capital € 20,994,799,971.81 Bank registered with the Register of Banks and Parent Company of the UniCredit Banking Group - Register of Banking Groups: cod. 02008.1 Member of the Interbank Fund for the Protection of Deposits and the National Guarantee Fund Code ABI 02008.1 Where due, revenue stamps are paid virtually . Internal Revenue Agency, Rome 1 Office - n. 143106/07 of 21.12.2007

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No amount can be charged to the Customer for the preparation, production, delivery, or other expenses, however these may be defined, relating to communications covered by articles 118 (unilateral amendment of contractual terms) of Legislative Decree. 385/1993 (Consolidated Bank Act) and as amended

Renegotiation fee	1% on the residual capital amount, minimum Euro 500.00

Where the Customer is a natural person or a micro-business and has exercised the right of subrogation as set forth by the applicable legislation, the renegotiation shall not be subject to any fees

REPAYMENT SCHEDULE
Repayment method	FIXED
Instalment type	CONSTANT
Frequency of the repayment instalments	QUARTERLY
Calendar for the calculation of interest	FINANCIAL YEAR

OTHER EXPENSES TO BE BORNE
When the Loan is signed the customer has to bear costs relating to services provided by third parties

SECTION I

Art. 1.1 - PURPOSE OF THE CONTRACT - DECLARATIONS COMPANY/BORROWER

UniCredit S.p.A. (Hereinafter referred to as “Bank”) grants to KALEYRA SPA, with registered offices Via VIA TEODOSIO    65, MILAN Tax Code/VAT Number 12716960153 (hereinafter referred to as “Borrower” or “the Company”) who accepts, a Loan with a total value of Euro 2,500,000.00 (Euro two million five hundred thousand only).

The Borrower undertakes to the use the loan for the purpose of costs connected directly to the business combination between Kaleyra Spa and GIG Capital Inc. and to this end presents to the Bank the full documentation of the investment programme to be funded (hereinafter the “Funded Programme” or, for brevity the “Programme”).

Considering that, based upon the prevailing legislation, a “micro-enterprise” is an enterprise that employs less than ten people and has an annual turnover of a total financial statement value not exceeding 2 (two) million Euro, the Borrower declares that it is not a micro-enterprise.

The Borrower confirms the truthfulness and authenticity of the communications and the documentation it presented to the Bank (which includes but is not limited to Financial Statements, Deed of Incorporation, Resolution, etc) and declares that following the presentation of the Loan request its economic, financial, balance sheer and legal situation has not changed for the worse and that the signing of this Contract and that the execution of the transactions described therein have been duly authorised by the competent company bodies and these authorisations are fully valid and binding.

Art. 1.2 - DISBURSEMENT

The loan sum, net of the ancillary charges as per the letter delivered to the Borrower and in accordance with the latter’s instructions is credited on the following current account IBAN IT68M02O080162200O030044777 made out to the Borrower, who formally provides a payment receipt at the conclusion of this Contract.

The Borrower also undertakes to provide, upon the signing of this document:

•	suitable proof of the investment or the purchase described in the Funded Programme;

Art. 1.3 - REPAYMENT TERMS AND CONDITIONS

The Loan will last until 31/08/2022.

Starting from the present date and until 30/11/2019 the Borrower will pay to the Bank interest only quarterly instalments in arrears, calculated at the interest rate specified in the article below “INTEREST”.

The Borrower undertakes to repay this sum of Euro 2,500,000.00 (Euro two million five-hundred thousand only) with quarterly instalments in arrears starting from 29/02/2020, to be paid without the need for express requests by the Bank, in accordance with the repayment plan agreed between the parties, which is signed by the parties and annexed under letter “A” to this Contract and forms and integral and substantive part thereof. These quarterly instalments cover the entire principal to gradually repay the entire loaned sum over the agreed period of 33 months plus interest.

The Borrower is required to make the payment of all that is due based on this Contract and the respective annexes at the counters of the Bank where the relationship is based. The Bank is authorised to charge on the current account IBAN n IT68M0200801622000030044777 of the Borrower, or another account subsequently specified by the Borrower, the instalments by the established deadlines and any other sum due for whatever reason in accordance with the Contract.

Art. 1.4 - INTEREST

For both the interest-only and repayment period a variable rate interest charge will be applied to the loan equal to the sum of the “Euribor” quotation (as described in more detail in the Summary Document) at 3 months. In terms of the initial measure, this is taken as the value date of the signing date and subsequently as the value date of the first working day in each elapsed quarter, increased by the agreed spread of 3.90000 points per year.

If this calculation produces a negative result, the interest rate applied for the period will be 0 (zero).

In the event of the change of the formula and/or methodology (mathematical or any other kind) used to measure the Euribor in accordance with the procedures in place at the closing date of the contract, the Euribor will be used in accordance with the prevailing formula and/or methodology, as defined in accordance with the provisions of European Regulation 2016/1011 and as amended.

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If there is no temporary recording the last known value of the Euribor will be used, if there is no definitive recording of the Euribor the benchmark market index will be used which, in accordance with the above-mentioned EU Regulation 2016/1011, will be identified to replace the Euribor.

The interest rate of the Loan is currently agreed to be 3.52500 % nominal per annum, calculated as described above. This interest rate will be valid until 30/11/2019.

Please note that the value of the benchmark index, measures as described above is equal to - 0.37500%.

With every variation, as set forth above, without prejudice to the repayment of the original capital, the interest payments will be increased or decreased and therefore the individual instalments will vary.

The Annual Percentage Rate (APR) relating to this Loan is 4.04%.

Any interest between the present date and the end of the ongoing period will be paid along with the first instalment. In the event of the late payment of any sum due for whatever reason as a result of the Loan even in the event of the acceleration of the loan or a termination of the Contract, late payment interest shall accrue ipso jure in favour of the Bank from the expiry date at the prevailing contractual rate increased by 2.00000 percentage points per year. No periodic capitalisation shall apply to this latter interest.

Where the Lender has used the services of a credit intermediary pursuant to art. 125-Novies paragraph 2 Banking Consolidation Act (T.U.B.), the above APR - pursuant to paragraph 3 of the same article 125 novies - reflects the fee agreed with the intermediary.

Art. 1.5 - FEES AND EXPENSES - RIGHT OF AMENDEMENT

Pursuant to title VI chapter I of the T.U.B., the fees and expenses set forth in the “Summary Document” shall apply to the Loan.

The Borrower shall bear the expenses relating to this Contract. The Borrower specifically approves that for a just cause the Bank may amend the rules governing this Loan and the applicable economic conditions, with the exceptions of clauses concerning interest rates, and shall notify the Borrower with a minimum advance warning of two months. The communication must include any highlighted manner the wording: “Proposal for the unilateral amendment of the contract”, will be validly made in a written form to the address specified by the Borrower. Alternatively, and with the consent of the Borrower, the communication can be made using another durable medium.

The amendment shall be deemed approved when the Borrower fails to withdraw from the Contract by the applicable date. The withdrawal is not subject to expenses and, during the final settlement, the Borrower shall have the right to apply the conditions previously in effect.

The variations for which the procedures specified in the paragraph above have not been followed shall not be effective, if these are unfavourable to the Borrower.

The above paragraphs contain that which is currently set forth by art. 118 of legislative decree 385/1993; in the event of the variation of this regulation, the provisions in force at the time in which the Bank intends to introduce an amendment shall apply.

Art. 1.6 - EARLY REPAYMENT

The Borrower, and its successors or assigns, have the right to make a total or partial early repayment of the Loan, including principal and interest, on condition that:

a) that any overdue payments have been made, including late payment interest, any documented legal expenses, including judicial expenses, borne by the Bank in relation to debt recovery assignments and any other sum owed to the Bank;

b) a commission is paid equal to 2.00% of the capital that was repaid early.

For example:

Principal repaid early Euro 1000 (one thousand) and commission of 2.00%:

1000.00 x 2.00

-------------------- = 20.00

    100

Any partial repayment shall serve to proportionally decrease the amount of principal repayments, whereas the total number of instalments as originally negotiated shall remain the same.

Art. 1.7 - ADDRESS FOR SERVICE

For all legal effects the Bank’s address for service shall be the offices of its Branch in SEGRATE I MAGGIO

The Borrower and any guarantors specify as their address for service VIA TEODOSIO    65 MILAN or, if they cannot be reached here, the City Hall in Milan; the Bank may also serve enforcement documents to said address for service, or the real address of the Borrower (and any guarantors).

SECTION II GENERAL CONDITIONS AND COMMITMENTS

Art. 2.1 - TRUTHFULNESS AND AUTHENTICITY OF DECLARATIONS

The Borrower confirms the truthfulness and authenticity of the communications it has made and the documentation submitted to the Bank and states that following the presentation of the Loan request its economic, financial and balance sheet situation has not changed for the worse.

Art. 2.2 - AMENDMENTS TO THE REPAYMENT PLAN

At its discretion the Bank may allow amendments to the repayment plan and/or agree the amendment of other causes and contractual conditions.

Art. 2.3 - JOINT LIABILITY AND INDIVISIBILITY OF OBLIGATIONS

All the obligations stipulated for the Borrower in the Loan Contract and in the respective annexes are taken on jointly and severally in an indivisible manner including on behalf of any successors or assigns.

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Art. 2.4 - ALLOCATION OF PAYMENTS

The Bank may allocate any of the sums paid to it by the Borrower, or paid on the latter’s behalf, with preference, to the payment of expenses of any nature, including one-off judicial expenses, and the repayment of insurance premiums and anything else paid by the Bank on behalf of the Borrower, then for late payment interest and arrears and finally for the payment of interest charges and principal, unless it decides to adopt a different order of allocation. In the event of a payment date relating to an instalment or another sum due as a result of the Loan not corresponding to a working day for banks. The respective settlement must be made on the last working day prior to this with a value date which must not exceed the expiry date.

Art. 2.5 - PAYMENTS MADE BY THIRD PARTIES

The Bank will have the right to refuse payments made by third parties in its own name. Regardless of any agreement between the Borrower and third parties and without prejudice to that which is set forth above in terms of the release of debtors, the payment of the instalment will be due for the entire value of each instalment, from the party the Loan is made out to at the time the payment notification or at the time of the instalment is charged. In particular, in the event of the novation/taking over of the Loan for whatever reason, the Bank shall not consider binding any agreements involving the apportionment between the original debtor and third parties of some or all the components of an instalment; therefore the interests accruing from the first day of the period of an instalment within which the borrower name is updated following the assumption of the Loan, the party taking over the Loan shall be borne by the latter along with the share of principal and any ancillary charges.

Art. 2.6 - ASSIGNMENT

The Borrower is prohibited from assigning the Loan without the express authorisation of the Bank.

The Bank may at any time freely assign all or some of its credits deriving from the loan, for example within the scope of that which is set forth by law 130 of 30 April 1999 (“ Provisions on the securitisation of Credits”) or in accordance with the provisions of articles 1260 (“ assignments of credits”) and following, or use the credits deriving from the Loan as “non-negotiable assets“to be used as a guarantee in favour of the European Central Bank and/or the Bank of Italy for refinancing transactions issued by the latter in the context of the “Abaco” procedure (collateralised banking assets), as governed by the prevailing regulations pertaining to “Monetary policy instruments for the euro system”.

Art. 2.7 - OBLIGATIONS OF THE BORROWER

The Borrower is obliged to:

a)

promptly make - and duly provide proof of this at the request of the Bank - payment of any tax, duty, contribution; pay to the Bank, at the time of the issuing of the loan amount, where applicable, the substitute tax as per Prime Minister’s decree 29 September 1973 n. 601 and as amended and to refund, in any case, to the Bank, any taxes, duties and expenses sustained or paid on its behalf, including sums which the Bank itself has paid or has to pay for consultancy and assistance, in both out-of-court and court proceedings, and shall see to the full payment of all additional expenses - duly providing proof of this to the Bank following a request by the latter - which shall include but not be limited to any legal and due diligence expenses linked to the conclusion of the Loan Contract;

b)

communicate to the Bank, without delay, the emergence of any disputes, which may compromise its capacity to comply with the obligations undertaken with this Contract, or the occurrence of any event which may have a negative impact on the legal, balance-sheet, financial or economic situation or the integrity and effectiveness of its guarantees, and confirms that at the present date no such dispute is pending and no such event has occurred;

c)

to report in advance to the Bank any change of the legal or corporate structure (e.g. form, share capital, directors, statutory auditors and partners as well as mergers, including by incorporation, demergers, transfers), or the administrative, balance-sheet and financial structure (e.g. issuing of bonds), and the economic and technical situation emerging from data, elements and documents provided at the time the Loan was requested, as well as facts which may nevertheless amend the current structure and organisation of the Borrower;

d)

deliver to the Bank, within 30 (thirty) days of the approval by the shareholders meeting and in any case no later than 210 (two hundred and ten) days from the closing of the financial year the annual financial statement and the consolidated group financial statement (where applicable), along with the minutes showing approval by the shareholders meeting, the additional note, report by the board of statutory auditors (if this exists), report on operations and certification from the auditing firm (where applicable) or a copy of tax returns within 30 (thirty) days of these being deposited;

e)

to inform the bank in advance of its intention to request other medium to long-term loans from credit institutions or private individuals and, in any case, not grant to third parties, following the date of this Contract, encumbrances on its assets, in return for any other loans, without the prior written authorisation of the Bank;

f)

use the proceeds of the Loan exclusively for the purpose declared in this document, in compliance with legal and regulatory provisions in force and in any case not for the purpose of putting in place transactions relating to the Bank’s shares and/or financial instruments (and/or those of other companies in the group which the Bank belongs to) which would result or may result in a breach of article 2358 of the Italian civil code (or any other regulation that may be from time to time applicable with regard to prohibitions relating to financial assistance) by the Bank itself;

g)	to allow any type of technical/administrative or control assessment and provide all documents (financial statements, minutes from shareholder meetings, etc) and any information requested by the Bank.

Art. 2.8 - ACCELERATION - TERMINATION OF THE CONTRACT

The Bank will have the right to apply the acceleration clause in the event of the circumstances in art. 1186 cc and terminate the contract pursuant to art. 1456 cc if:

a)	the Borrow used, including only in part, the Loan for purposes other than that for which it was granted;

b)

even one of the requirements and commitments set forth in the following article are not respected “PURPOSE OF THE CONTRACT - DECLARATIONS FROM COMPANY/BORROWER” and by the article “DISBURSEMENT” in this Contract;

c)

the Borrower and any successors or assigns not fully and promptly paid even one repayment instalment of the Loan and anything else due to the Bank on the basis of the law (e.g. principal, interest, fees, expenses, including legal expenses, taxes, duties,etc);

d)

preventive or enforcement deeds were promoted against the Borrower or the latter became insolvent, or any event occurred (e.g. default notices, opening of insolvency procedures, any change of the legal or corporate composition - form and share capital, directors, statutory auditors and partners, as well as managers, including by incorporation, the mergers, transfers - administrative, balance-sheet changes and changes to the economic and financial situation, etc) which in the opinion of the Bank may compromise in some way its capacity to meet the obligations towards the bank or which have a negative impact on the legal, balance-sheet, financial or economic situation of the Borrower, or the integrity and effectiveness of the guarantees;

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e)

there is a non-payment by the Borrower or other companies in its group of a financial debt, or that is a cause for the application of the acceleration clause against the Borrower or other companies in its group with regard to third-party lenders, or a third party lender asked for the early repayment of any financial debt, or finally, if one of the guarantees that is issued by any of the companies of the group is enforced, if, and the opinion of the bank, the breaches described above may compromise the ability of the Borrower to repay the Loan or the value of the guarantees;

f)	the compensation with regard to any sums paid on behalf of the Borrower was prevented by legal provisions;

g)	any real or personal guarantees required for the Loan to be granted are not perfected within 30 days of the present date.

h)	the Borrower has not complied with the obligations in the article “OBLIGATIONS FOR THE BORROWER” in this Contract;

i)

facts were to emerge or defects were to be discovered in the documents which, had they been known or taken place earlier, would have prevented, at the sole discretion of the Bank, the granting of the Loan or, in any case, the situation, details and accounts shown or declared by the Borrower to the Bank, both during the phase when the Loan was being granted and afterwards, turn out not to be truthful;

j)	if the guarantees provided in relation to the Loan expire or reduce significantly in value and these are not promptly replaced and/or supplemented in a manner that is satisfactory to the Bank.

The Bank will inform the Borrower of the application of the acceleration clause or the termination of the contract by registered letter, email, fax, certified email or other means of communication.

In such cases, the Bank will have the right to demand the immediate repayment of all its credit and to act without the need for any prior formalities in the manners and with the procedures it deems most appropriate.

In any case, the guarantees provided contractually and those provided subsequently shall remain valid.

Art. 2.9 - EXTRANEOUSNESS TO RELATIONS BETWEEN THE BORROWER AND THIRD PARTIES

Unless expressly stated otherwise, the Bank shall always be deemed extraneous to relations between the Borrower and third parties, without prejudice to that which is set forth by binding legal regulations, therefore third parties may not advance any rights or claim towards the Bank. In particular, any agreement for the assumption of responsibilities between the parties and the Borrower shall not release the latter from its obligations if there is no express written declaration by the Bank authorising such release.

Art. 2.10 - RELEVANCE OF THE BANK’S REGISTRATIONS

For the purpose of the exact calculation of the credit the accounts and registers of the Bank shall prevail, except in the event of clear errors.

Art. 2.11 - COMPLAINTS - OUT-OF-COURT SETTLEMENT OF DISPUTES

In the event of a dispute between the Borrower and the Bank in relation to the interpretation and application of this Contract, the Borrower may present a complaint to the Bank, including by registered letter with return receipt or electronically to the Complaints Office at the address provided in the Information Sheets - which are available in the Bank’s premises which are open to the public and on the Bank’s website - and is also published on the website itself. The Bank must respond to complaints within 30 days of receiving them. If the Borrower is not satisfied with the response has not received a response within 30 days, it may contact the Financial Banking Arbitrator (ABF). To find out how to contact the latter as well as the latter’s jurisdiction you may visit the websitewww.arbitrobancariofinanziario.it, ask in branches of the Bank of Italy or ask the Bank. A decision by the financial banking arbitrator will not compromise the Borrower’s right to appeal to the ordinary judicial authorities, without prejudice to that which are specified in the following paragraph.

Before appealing to the judicial authority, the Bank and/or the Borrower must first attempt the mediation procedure, pursuant to art. 5 paragraph 1 bis Legislative Decree 4 March 2010 n. 28;

•

the Banking Conciliation Entity set up by the Financial Banking Conciliator- Association for the resolution of banking, financial and corporate disputes- ADR (www.conciliatorebancario.it , where the respective Regulation is also available),or

•	one of the other mediation bodies, specialised in banking and financial matters, registered in the specific register in the Ministry of Justice, or

•	to the Financial Banking Arbitrator.

In the event of a variation of the above regulation the provisions prevailing at such time shall apply.

The above provisions also apply for disputes which may arise between the Bank and any of the Borrower’s guarantors.

Art. 2.12 - GOVERNING LAW AND JURISDICTION

This Contract is governed by Italian law.

Any dispute that may arise between the Borrower and the Bank during as a result of this relationship, the court where the Bank has its registered offices shall have exclusive jurisdiction for actions presented by the Borrower. This is currently: Milan, but any of the following courts are also acceptable: Turin for disputes relating to relationships in branches situated in Piedmont, Liguria or Valle d’Aosta; Milan for disputes relating to relationships held in branches situated in Lombardy; Verona for disputes relating to relations held in branches situated in Veneto, Trentino Alto Adige or Friuli Venezia Giulia; Bologna for disputes relating to relations held in branches situated in Emilia Romagna, Tuscany, Marche or Umbria; Rome for disputes relating to relations held in branches situated in Lazio, Abruzzo, Molise, Campania, Puglia or Basilicata; Palermo p for disputes relating to relations held in branches situated in Calabria, Sicily or Sardinia. The Bank will have the right to act against the Borrower, at its choice, aside from in the court where the Bank has its registered offices, currently: Milan, also in one of the following courts as set forth by the law, as well as one of the following other courts: Turin, Milan, Verona, Treviso, Trento, Bologna, Ravenna, Florence, Perugia, Pescara, Rome, Naples, Catania, Palermo, Cagliari. If the Borrower is a natural person the court in the area where the Borrower has its place of residence or has chosen its address for service shall have jurisdiction.

Art. 2.13 - TAX CHARGES

All charges even if these stem from taxes, or duties of any nature, whether these are direct and indirect, relating or resulting to this loan shall be borne exclusively by the borrower.

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This banking contract, along with the respective deeds of amendment and execution, is not subject to registration requirements, unless it is used, pursuant to the note to article 1 Tariff part II, annexed to Presidential Decree 131/1986. In the event of use, since these involve deeds relating to transactions covered by VAT - even if the contract is exempt, pursuant to art. 10, first paragraph, n. 1, of presidential decree 633/1972 - these are subject to fix registration tax, pursuant to articles 5 and 40 of Presidential decree 131/1986. Revenue stamps on the contract, on the respective amendments, on extracts of the account of the Loan report and all the connected guarantees are not due since the transaction is governed within the current account held by the Borrower with Unicredit, and the replacement effect of the revenue stamp therefore applies as this is paid in the current account extracts, as per article 13, paragraph 2-bis, Note 3-ter, tariff, part I, annex A to presidential decree 26.10/1972/642

Please confirm you agree with the above by accepting the terms and conditions in this document and expressly approving the following clauses.

With best regards,

MILAN 02/08/2019	UniCredit S.p.A.
Corporate Division Branch MILAN GAE AULENTI

/s/ UniCredit S.p.A.

(Bank signature)

Signed for acceptance

With best regards,

MILAN 02/08/2019

(Customer signature)

After reading the above, we hereby declare that we fully accept the conditions of the Contract and to specifically approve, including pursuant to art. 1341 second paragraph of the Italian civil code those in articles: - “Interest - (Late payment interest rate)”; - “Fees and expenses - Right of amendment” - “Joint liability and indivisibility of obligations” - “Allocation of payments” “Payments made by third parties” - “Assignment” - “Obligations for the Borrower” - “Acceleration- Termination of the contract” - “Address for service” - “Governing law - Jurisdiction”.

MILAN 02/08/2019

(Customer signature)

We hereby declare that a copy of this Contract, which is signed by you and includes the Summary Document, comprising a total of 6 pages, with consecutive numbering at the foot of the page and drafted on three separate sheets, is delivered by you to us, along with the annexes referred to in the Contract itself.

MILAN 02/08/2019

(Customer signature)

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